Exhibit 99.1

Contact: Adam Smith
Senior Vice President, Investor Relations
Telephone: (617) 375-7500

AMERICAN TOWER CORPORATION PRICES SENIOR NOTES OFFERING

BOSTON, MASSACHUSETTS - May 9, 2023 - American Tower Corporation (NYSE: AMT) today announced the pricing of its registered public offering of senior unsecured notes due 2027 and 2031 in aggregate principal amounts of €600.0 million (approximately $660.2 million) and €500.0 million (approximately $550.2 million), respectively. The 2027 notes will have an interest rate of 4.125% per annum and are being issued at a price equal to 99.866% of their face value. The 2031 notes will have an interest rate of 4.625% per annum and are being issued at a price equal to 99.359% of their face value.

The net proceeds of the offering are expected to be €1,089.5 million (approximately $1,198.9 million), after deducting underwriting discounts and estimated offering expenses. American Tower intends to use the net proceeds to repay existing indebtedness under its $6.0 billion senior unsecured multicurrency revolving credit facility, as amended and restated in December 2021, and its $4.0 billion senior unsecured revolving credit facility, as amended and restated in December 2021.

BofA Securities, Morgan Stanley, RBC Capital Markets, Santander, and TD Securities are acting as Joint Book-Running Managers for the offering.

This press release shall not constitute an offer to sell or a solicitation to buy any securities, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The offering was made only by means of a prospectus and related prospectus supplement, which may be obtained by visiting the Securities and Exchange Commission’s website at www.sec.gov. Alternatively, you may request these documents by calling Banco Santander, S.A. at +34-91-257-2029, Merrill Lynch International at +1-800-294-1322, Morgan Stanley & Co. International plc at +1-866-718-1649, RBC Europe Limited at +44-207-029-0110 or The Toronto-Dominion Bank at +44-0-20-7628-2262.

About American Tower

American Tower, one of the largest global REITs, is a leading independent owner, operator and developer of multitenant communications real estate with a portfolio of nearly 226,000 communications sites and a highly interconnected footprint of U.S. data center facilities. For more information about American Tower, please visit the “Earnings Materials” and “Investor Presentations” sections of our investor relations website at www.americantower.com.

Cautionary Language Regarding Forward-Looking Statements

This press release contains “forward-looking statements” concerning the Company’s goals, beliefs, expectations, strategies, objectives, plans, future operating results and underlying assumptions and other statements that are not necessarily based on historical facts. Actual results may differ materially from those indicated in the Company’s forward-looking statements as a result of various factors, including those factors set forth in Item 1A of its Form 10-K for the year ended December 31, 2022 under the caption “Risk Factors.” The Company undertakes no obligation to update the information contained in this press release to reflect subsequently occurring events or circumstances.

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